SingerLewak
Accountants & Consultants

February 15, 2021

Green Hygienics Holdings, Inc.
Attn: Ron Loudoun
13795 Blaisdell Pl., Suite 202
Poway, CA 92064

Dear Ron:

RE: Fair market value of Green Hygienics Holdings, Inc.

This letter, when properly signed, will constitute an engagement agreement ("Agreement") between Ron Loudoun (the "Client") and SingerLewak ("SingerLewak") upon the terms and conditions set forth below (including the Statement of Contingent and Limiting Conditions attached hereto).

Scope of Analysis

You have requested that we prepare an independent valuation analysis expressing our conclusions regarding the fair market value of Green Hygienics Holdings, Inc. (the "Company") as of January 31, 2021 (the "Valuation Date"). We may also value business entities and intangible assets related to the Company as requested.

We understand that this valuation will be for management purposes. Our conclusions are valid only for this purpose and may not be used or relied upon in any other context.

Our Responsibilities

We will provide our appraisal of the Company to estimate the fair market value, as defined as follows:

> *The amount at which property would change hands between a willing buyer and a willing seller when the former is not under any compulsion to buy and the latter is not under any compulsion to sell, both parties having reasonable knowledge of relevant facts.*

To estimate the fair market value of the Company, we will employ generally accepted valuation methodologies including, as appropriate, the income, market and underlying asset approaches to value. Where more than one approach to value is appropriate, we will reconcile and weigh the results in consideration of the nature of the entity being appraised to form an opinion of fair market value. During our appraisal we will consider and apply any appropriate discounts for lack of control and lack of marketability.

This engagement will value the Company under the assumption that the Company will continue as a going concern for a reasonable period of time. Our valuation will necessarily be based on the Company's historical and forecast operations and economic factors as of the Valuation Date.

We will rely upon all information provided to us and assume that the information is reasonably prepared and fairly represents the results of the operations and financial position of the Company. Furthermore, we will not independently verify the accuracy of the information supplied to us with respect to the Company.

Your Responsibilities

The engagement to be performed is conducted on the basis that you acknowledge and understand that your role is to provide us with:

a. Access to all necessary information on a timely basis;

b. Historical financial information in an acceptable format that is consistent with accounting principles generally accepted in the United States of America ("U.S. GAAP");

c. Appraisal of real estate held by Green Hygienics Holdings, Inc., if any;

d. Access to persons within the Company whom we determine it necessary to make inquiries.

During the course of our engagement, we shall request information and explanations from management regarding the Company's operations, future plans, financial statements, and specific transactions. At the conclusion of our engagement, we may require, as a precondition to the issuance of our valuation analysis, the Company's management reconfirm this information in a written representation letter.

Our Work Product

Our valuation analysis will be presented in a full narrative report with full valuation schedules (the "Report"). Our analysis will meet the development requirements of the Uniform Standards of Professional Appraisal Practice ("USPAP") of the Appraisal Foundation and the Business Valuation Standards of the American Society of Appraisers. As required by USPAP, our valuation will be subject to a Statement of Assumptions, Contingent and Limiting Conditions similar to that which is attached hereto.

If, for any reason, we are unable to complete the valuation engagement, we will not issue the Report as a result of the engagement.

Indemnification

The procedures we perform in our engagement will be heavily influenced by the representations that we receive from management. Accordingly, false representations could cause material errors in our conclusion of value. Therefore, the Company agrees to indemnify and hold us harmless for any liability and all reasonable costs (including legal fees) which we may incur in connection with claims based upon our material valuation errors resulting from known false representations made to us by any member of, or advisors to, the Company's management.

This indemnification relates only to this assignment and is intended to protect us against being named in any lawsuit regarding the value opinion to be provided. The Company agrees to indemnify and hold harmless SingerLewak, including its partners, managing directors, employees and agents, from any and all obligations, claims, charges, expenses or costs of any nature whatsoever, including, without limitation, investigation and attorneys' fees regarding the value opinion to be provided unless such claims against SingerLewak are based on gross negligence and/or intentional misconduct.

We will withdraw (resign) from the engagement if we determine that continuing or completing the engagement will involve a breach of our ethical or professional standards.

Confidentiality

It is agreed that all working papers and other documents prepared by us pursuant to this engagement are confidential and will not be disclosed by us to third parties without your consent except as may be required by law, regulation, judicial or administrative process. We agree to promptly notify the Company should any of the following events occur: (a) a request by anyone to examine, inspect or copy such documents or records; (b) any attempt to serve, or the actual service of, any court order, subpoena or summons upon SingerLewak which requires the production of such documents or records.

In developing our conclusions of value, we may use third-party service providers to establish the value of specific assets, such as separate assets or real estate appraisal. Other specialists may be suggested but will not be engaged without your permission but remain committed to maintaining the confidentiality and security of the Company's information. Accordingly, we maintain internal policies, procedures, and safeguards to protect the confidentiality of the Company's information. In addition, we will secure confidentiality agreements with all service providers to maintain the confidentiality of the Company's information and we will take reasonable precautions to determine that they have appropriate procedures in place to prevent the unauthorized release of the Company's confidential information to others. In the event that we are unable to obtain an appropriate confidentiality agreement, the Company will be asked to provide consent prior to the sharing of confidential information with the third-party service provider.

In accordance with the final rules published by the Federal Trade Commission, commonly referred to as the Act, the following disclosures are made. In the process of preparing a valuation or other tasks included in the assignment, we may collect from you, or with your authorization, certain essential information which is nonpublic and personal, such as information concerning income, expenses, assets, liabilities and other similar information. We follow professional standards for protecting the confidentiality and security of the nonpublic information collected. We will not disclose any nonpublic information about you to any third party, except as permitted by you or required by law.

Timetable

Our ability to produce and deliver our Report is dependent upon our receipt of the required information for review. We will begin this assignment upon receiving your written authorization, retainer payment and requested information. We will complete our analysis and provide our conclusions to you in draft schedules within approximately six (6) to eight (8) weeks of receiving your written authorization, retainer payment and all requested information for our analysis. After your review of the draft analyses, to ensure the accuracy of all factual matters presented, we will render our final full narrative report and full valuation schedules.

Fees and Expenses

Our professional fees will be billed on an hourly basis and charged at SingerLewak's standard hourly rates of:

Vanita Spaulding	$475
Erin Spaulding	$400
Kevan Kinderman	$220
Tony Ngo	$175
Galit Isaac	$140

Our total professional fees for this engagement cannot be definitively known at this time. In addition to time charges, we will charge for direct expenses, including, but not limited to, computer database usage, industry research reports and materials, copying and binding, postage, and related travel expenses.

Our fee does not include the separate valuation of any tangible (such as real property or equipment), nor does it include the preparation of the Company's prospective financial information. If this becomes required, or requested, there will be an additional fee for this work.

Our work is dependent on your providing the necessary information on a timely basis and in acceptable format (that is, all financial information will be presented in conformity with U.S. GAAP and preferably in a Microsoft Excel format). If the required information is not provided in a timely manner or not provided in an acceptable format, then fees may increase. If information is not provided timely or in an accurate format, we will advise the Client prior to beginning any additional work. Both parties have the right to withdraw from this engagement. If either party withdraws, then the Client will only be billed for fees incurred to the date of the withdrawal.

In order to reasonably match our billings with our efforts on your behalf, our fees and expenses are billed in the following manner:

1. A retainer fee of $25,000 is due upon acceptance of this Agreement. The retainer will be held in our client trust account and will be applied to the final invoice for work on this engagement.
2. We invoice for our services monthly as work is performed. Our invoice payment terms provide that amounts are due in full within ten (10) days of billing date. In the event our invoices are not timely paid, we will reserve the right to bill an additional carrying charge at the rate of 10% per annum on all unpaid balances over sixty (60) days old. In the event any action is taken to enforce any terms of this Agreement, we shall be entitled to recover actual costs and attorney fees incurred.
3. Our final billing will be presented upon either the completion of the draft valuation report (analysis) or discussions of draft valuation conclusions with you; the payment term is net ten (10) days of the Client's receipt of our final billing document; final payment is due before submission of the final reports; **FINAL PAYMENT IS REQUIRED TO RELEASE A FINAL WORK PRODUCT.**
4. If the assignment is terminated prior to completion of the reports, we will bill for services rendered to the date of termination;
5. Accumulated expenses may be billed with progress billings or with the final billing; and
6. Appraisal fees (and expenses) are due upon presentation of statements. A 0.5% per month late charge is assessed on balances outstanding beyond thirty (30) days and the total due remains immediately payable.

In the event the Client should disagree with or question any amount due under an invoice, it agrees to communicate such disagreement to us in writing within fifteen (15) working days of the invoice date. Disagreement with any amount not made known to us in writing within that period is considered invalid.

Upon our notice to you, we reserve the right to cease all work on your account, regardless of the nature of the work, for nonpayment of delinquent balances owed us. Such cessation will continue until your account is brought current. If it should become necessary to assign your account for collection, you will be responsible for attorney fees and costs, as well as for interest at the legal rate.

We will not have any obligation to issue reports or other document, or communicate our research, analyses or conclusions, and will not have any obligation to appear for or provide written or oral testimony or evidence at trial, deposition or elsewhere, until your account is paid in full, or alternative arrangements have been mutually agreed to in writing by the Client and us. We will have no liability to the Client, or any other person, by reason of not issuing reports, appearing for, and/or providing testimony or other evidence because of the Client's failure to pay all amounts due to us, and the Client agrees to indemnify us against any such liability.

Additional Services

We will render such future services as may be necessary regarding the subject matter hereof. We agree to cooperate with the Client in connection with any tax audit, governmental inquiry or litigation related hereto. This cooperation shall include, to the extent required, making qualified personnel of SingerLewak available to be present or to provide expert opinions and testimony in administrative proceedings, in depositions or in court in connection with matters covered by the full narrative report and full valuation schedules. If such services do become necessary, they will be billed at SingerLewak's then current hourly rates and will include reasonable out-of-pocket expenses incurred in connection therewith. You understand that no part of any compensation paid to SingerLewak will be contingent upon or affected in any way by the outcome of any tax audit, administrative proceeding, or action at law.

Claim Resolution

You and SingerLewak agree that, except as provided below, any dispute over fees charged by SingerLewak to the Company will be submitted for resolution by arbitration in accordance with the rules of the American Arbitration Association. Such arbitration shall be binding and final; however, SingerLewak shall have the option to have any dispute that is within the jurisdiction of the Small Claims Court heard in said court. **IN AGREEING TO ARBITRATION, WE BOTH ACKNOWLEDGE THAT, IN THE EVENT OF A DISPUTE OVER FEES, EACH OF US IS GIVING UP THE RIGHT TO HAVE THE DISPUTE DECIDED IN A COURT OF LAW BEFORE A JUDGE OR JURY AND INSTEAD IS ACCEPTING THE USE OF ARBITRATION FOR RESOLUTION.**

You and SingerLewak agree that no claim arising out of services rendered pursuant to this Agreement shall be filed more than two years after the date of the review letter issued by SingerLewak or the date of this arrangement letter if no report has been issued more than two years after the date of this arrangement letter. You agree to waive any claim for punitive damages. SingerLewak's liability for all claims, damages and costs arising from this engagement is limited to the amount of fees paid by the you to SingerLewak for the services rendered under this arrangement letter.

If any term or provision of this Agreement is determined to be invalid or unenforceable, such term or provision will be deemed stricken and all other terms and provisions will remain in full force and effect.

Entire Agreement

This letter constitutes the complete and exclusive statement of agreement between you and SingerLewak superseding all proposals, oral or written, and all other communications, with respect to the terms of the engagement between the parties. This Agreement is a legally binding contract between the you and SingerLewak and will be binding upon, and inure to the benefit of, their respective heirs, assigns, successors-in-interest, and legal representatives (as applicable). It may not be amended without the prior consent of all parties.

******

Please sign and return a copy of this Agreement (with the retainer fee) to indicate your acknowledgment of, and agreement with, the arrangements for our valuation services, including our respective responsibilities.

Sincerely,

SingerLewak

DocuSigned by:
D0E189BFCD1B436...
Vanita Spaulding, CFA, ASA
Cannabis Practice Leader
Partner – Valuation

Attachment

The foregoing has been read, understood, and approved, and the undersigned hereby agree to retain SingerLewak upon the terms and conditions set herein.

Confirmed on behalf of Green Hygienics Holdings, Inc.:

DocuSigned by:
Ron Loudoun
719FD23B75FE42B...

2/15/2021 | 5:11 PM PST

Ron Loudoun
[Obligator for SingerLewak's payments]

Date

STATEMENT OF CONTINGENT AND LIMITING CONDITIONS

Our Valuation services constitute neither an audit nor a verification of the underlying financial records of the subject business. Our Valuation specialists do not render legal, tax or accounting advice. Our Valuation services relate solely to the Valuation of the business interest described herein.

We have relied, without independent verification, on the accuracy, completeness and fairness of all financial and other information that was publicly available or furnished to us by the management of the subject business and their accountants and legal counsel.

Unless otherwise stated, the Valuation of the Company has not considered or incorporated the potential economic gain or loss resulting from contingent assets, liabilities or events existing as of the Valuation Date.

We do not provide assurance on the achievability of the results forecasted by the Company because events and circumstances frequently do not occur as expected. Differences between actual and expected results may be material and achievement of the forecasted results is dependent on actions, plans and assumptions of management.

The conclusions are based on the assumption that present Company management would continue to maintain the character and integrity of the enterprise through any sale, reorganization or diminution of the owner's participation.

If, after our Valuation Report is issued, our Valuation specialist becomes aware of any information concerning the Client and/or Company which would materially change the appraised value as of the dates of value, then we have the option to notify the Client (and any other known recipients of the Report) that the Report is withdrawn and should not be relied upon. In this event, we may issue a revised Valuation Report, and the Client and/or Company shall be responsible for professional fees for the revision of the Valuation Report.

Events subsequent to the Valuation Date may alter our estimate of value. We will not be responsible for updating our Report as a result of these events occurring subsequent to the Valuation Date.

Regarding any real properties owned or leased by the Company, we have not undertaken to discover any toxic substances or other environmental hazards, which may exist at any of the properties. Such investigation is beyond the scope of this appraisal and outside the scope of our expertise. We are not an environmental consultant or auditor and take no responsibility for any actual or potential environmental liabilities. Any person entitled to rely on this Report, wishing to know whether such liabilities exist, or the scope and their effect on our Report, is encouraged to obtain a professional environmental assessment. SingerLewak does not conduct or provide environmental assessments and has not performed one for the Company.

This Agreement has considered all of the information referenced in it, whether specifically mentioned in the report or not. The various estimates and conclusions presented apply to this letter only and may not be used out of the context presented herein.

We have not been requested to give testimony in court or be in attendance during any hearings or depositions with reference to this Valuation Report. In any event, professional fees for such services are independent of this engagement.

Due to the economic and individual motivational influences, which may affect the sale of a business interest, we assume no responsibility for the actual price of the Company if they are sold or transferred.

This Valuation Report and the Valuation specialist's identity are not to be disclosed, in whole or in part, outside the Client's and/or the Company's organization without our prior written approval, except for review by legal counsel and by representatives of taxing authorities.

This Valuation Report is for the exclusive use of the Client and/or the Company and to be used solely for the purpose described in the Report as of the Valuation Date indicated. An appraisal for a different purpose, or under a different standard or basis of value, or for a different date of value, could result in a materially different opinion of value. Furthermore, this Valuation Report and conclusion of value are not intended by the author, and should not be construed by the reader, to be investment advice in any manner whatsoever.

Neither our conclusion of value nor the scope of our work provides U.S. federal tax advice. Our conclusion of value and/or Report cannot be used for the purpose of avoiding federal tax penalties or promoting, marketing or recommending to another party any transaction or matter based on our conclusion of value and/or Report.

The conclusion of value represents our considered opinion, based on information furnished by the Client, the Company, and other source.

No change of any item in this Valuation Report shall be made by anyone other than SingerLewak, and we shall have no responsibility for any such unauthorized change.

We express no opinion for matters that require legal or other specialized expertise, investigation or knowledge beyond that customarily employed by business appraisers.

We express no opinion as to: 1) the tax consequences of any transaction which may result; 2) the effect of the tax consequences of any net value received or to be received as a result of a transaction; and 3) the possible impact on the market value resulting from any need to effect a transaction to pay taxes.

No investigation of title to the Company or its assets has been made. Ownership claims to the Company and its assets are assumed to be valid. No consideration has been given to liens or encumbrances, which may exist against the Company or its assets except as stated in the Valuation Report.

Unless otherwise stated, full compliance by the Company with all applicable federal, state and local zoning and use, occupancy, environmental, and similar laws and regulations is assumed. No effort has been made to determine the possible effect, if any, on the Company due to future federal, state or local legislation including any environmental or ecological matters or interpretations thereof, unless otherwise stated.

DocuSign SECURED

Certificate Of Completion

Envelope Id: F53F0E0E340A4911A002C087DC524D15		Status: Completed
Subject: Green Hygienics UPDATED Engagement Agreement		
Source Envelope:		
Document Pages: 8	Signatures: 2	Envelope Originator:
Certificate Pages: 5	Initials: 0	Galit Isaac
AutoNav: Enabled		10960 Wilshire Blvd. Suite 700
EnvelopeId Stamping: Enabled		Los Angeles, CA 90024
Time Zone: (UTC-08:00) Pacific Time (US & Canada)		gisaac@singerlewak.com
		IP Address: 173.224.159.28

Record Tracking

Status: Original 2/15/2021 4:27:43 PM	Holder: Galit Isaac gisaac@singerlewak.com	Location: DocuSign

Signer Events	Signature	Timestamp
Vanita Spaulding gisaac@singerlewak.com Administrative Assistant SingerLewak LLP Security Level: Email, Account Authentication (None)	DocuSigned by: D0E189BFCD1B436... Signature Adoption: Uploaded Signature Image Using IP Address: 173.224.159.28	Sent: 2/15/2021 4:29:38 PM Viewed: 2/15/2021 4:29:56 PM Signed: 2/15/2021 4:30:03 PM
Electronic Record and Signature Disclosure: Accepted: 11/16/2020 3:16:31 PM ID: 978b6c6b-1737-4418-a1b7-3550e97bc4e9 Company Name: SingerLewak LLP		
Ron Loudoun ron7373@gmail.com President Security Level: Email, Account Authentication (None)	DocuSigned by: Ron Loudoun 719FD23B75FE42B... Signature Adoption: Pre-selected Style Using IP Address: 173.183.37.229	Sent: 2/15/2021 4:30:08 PM Viewed: 2/15/2021 5:11:17 PM Signed: 2/15/2021 5:11:42 PM
Electronic Record and Signature Disclosure: Accepted: 2/15/2021 5:11:17 PM ID: 8f868cc6-e07c-4c81-8808-f709c69c66ef Company Name: SingerLewak LLP		

In Person Signer Events	Signature	Timestamp

Editor Delivery Events	Status	Timestamp

Agent Delivery Events	Status	Timestamp

Intermediary Delivery Events	Status	Timestamp

Certified Delivery Events	Status	Timestamp

Carbon Copy Events	Status	Timestamp

Witness Events	Signature	Timestamp

Notary Events	Signature	Timestamp

Envelope Summary Events	Status	Timestamps

Envelope Summary Events	Status	Timestamps
Envelope Sent	Hashed/Encrypted	2/15/2021 4:29:38 PM
Certified Delivered	Security Checked	2/15/2021 5:11:17 PM
Signing Complete	Security Checked	2/15/2021 5:11:42 PM
Completed	Security Checked	2/15/2021 5:11:42 PM

Payment Events	Status	Timestamps

Electronic Record and Signature Disclosure

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Singerlewak LLP
10960 Wilshire Blvd. Suite 700
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